As filed with the Securities and Exchange Commission on August 10, 2022.

Registration No. 333-261937

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 7
TO
FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REBORN COFFEE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	5810	47-4752305
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

580 N. Berry Street, Brea, CA 92821

(714) 784-6369

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jay Kim

Chief Executive Officer

Reborn Coffee, Inc.

580 N. Berry Street,

Brea, CA 92821

(714) 784-6369

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew Ogurick Darina Koleva K&L Gates LLP 599 Lexington Avenue New York, New York 10022 (212) 536-3901	Nimish Patel Blake Baron Mitchell Silberberg & Knupp LLP 2049 Century Park East, 18th Floor Los Angeles, CA 90067 (310) 312-3102

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 7 to the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-261937) is filed solely to amend Item 16 of Part II thereof and to file a certain revised exhibit thereto. This Amendment No. 7 does not modify any provision of the preliminary prospectus contained in Part I of Amendment No. 6 to the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise indicated, all references to “Reborn Coffee,” “Reborn,” the “company,” “we,” “our,” “us” or similar terms refer to Reborn Coffee, Inc. and its subsidiaries.

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates.

SEC registration fee	$1,700
FINRA filing fee	$6,500
Nasdaq listing fee	$100,000
Printing and engraving expenses	$25,000
Legal and other advisory fees and expenses	$600,000
Accounting fees and expenses	$50,000
Custodian, transfer agent and registrar fees	$11,000
Miscellaneous	$5,750
Total	$750,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our certificate of incorporation permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide that we will indemnify our directors and executive officers and permit us to indemnify our other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and executive officers, whereby we have agreed to indemnify our directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee or agent of Reborn Inc., provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of Reborn Inc. At present, there is no pending litigation or proceeding involving a director or executive officer of Reborn Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, under the underwriting agreement filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

On May 5, 2018, Reborn (previously known as Capax) executed a reverse merger agreement with Reborn Global, pursuant to which Mr. Weeraratne converted 11,000,000 Class B shares into 11,000,000 Class A shares and the Company issued the following shareholders of Reborn Global the following Class A and Class B shares with their cost basis from RBGH carrying forward to the shares of the Company:

	Class A	Class B	Total	Cost	Amount
Farooq M. Arjomand	171,868,053	16,666,667	188,534,720	0.002652	500,000.00
Jay Kim	106,245,706	10,303,030	116,548,736	0.002652	309,091.00
Sehan Kim	18,592,998	1,803,030	20,396,029	0.002652	54,091.00
Dr. Kyung Bae Park	12,655,738	1,227,273	13,883,011	0.002652	36,818.00
Dr. Robert Blaine	3,427,904		3,427,904	0.029172	100,000.00
TOTAL	312,790,400	30,000,000	342,790,400		1,000,000.00

On November 1, 2018, Reborn issued Mr. Weeraratne 10,000,000 Class A shares at the par value of $0.0001 per share as consulting fees to continue to work for the Company as a consultant.

On December 19, 2018, the following shareholders bought the following number of Class A common shares for $0.005 per share for aggregate consideration of $200,000:

●	Seung Woo Song 33,500,000

●	Sang Jae Lee 2,500,000

●	Myung Sik Kim 2,000,000

●	Young Chang Kim 2,000,000

On February 26, 2019 Cromwell Capital Holdings Inc., bought 30,000,000 Class A common shares at $.0049 per share for a total of $147,999.

On December 24, 2019 Hannah Ying Goh bought 91,160,001 Class A shares and 8,839,999 Class B shares at $0.005 per share for a total of $500,000.

On March 12, 2020 Dennis R Egidi bought 106,000,001 Class A shares and 10,279,069 Class B shares at $0.0086 per share for a total of $1,000,000.

On September 10, 2020 Farooq M Arjomand bought 124,534,405 Class A shares and 12,076,395 Class B shares at $0.005 per share for a total of $683,054.

On September 10, 2020 Jay Kim bought 124,534,405 Class A shares and 12,076,395 Class B shares at $0.005 per share for a total of $683,054.

On September 10, 2020 Julie Kim bought 10,000,000 Class A shares at $0.006 per share for a total of $60,000.

On September 10, 2020 Dr. Thomas Tan bought 4,000,000 Class A shares at $0.0250 per share for a total of $100,000.

On September 10, 2020 Khanh Quoc Nguyen bought 500,000 Class A shares at $0.02 per share for a total of $10,000.

On September 10, 2020 Mr. Weeraratne was issued 5,000,000 Class A common shares as consulting fees at the par value $0.0001 per share.

On September 10, 2020 Kevin Hartley, our former Chief Financial Officer, was issued 2,000,000 Class A common shares as consulting fees at the par value $0.0001 per share.

On July 20, 2020, at Dr. Park and Sehan Kim’s request the total shares of 43,688,292 that consisted of Class A and class B shares, that they owned were reallocated 87.5% to Sehan Kim and 12.5% to Dr. Park as follows:

●	Sehan Kim 34,847,966 Class A, 3,379,289 Class B shares

●	Dr. Park 4,978,280 Class A shares, 482,756 Class B shares

On December 20, 2020, Ki Chang Kim bought 23,255,813 Class A shares at $0.0086 per share for a total of $200,000.

On December 30, 2020, Hong Ma bought 5,813,954 Class A shares at $0.0086 per share for a total of $50,000.

On December 30, 2020, Dong Pham bought 5,813,954 Class A shares at $0.0086 per share for a total of $50,000.

On December 30, 2020, Nathalie Beyrard bought 5,813,954 Class A shares at $0.0086 per share for a total of $50,000.

On December 30, 2020, Cromwell Capital Holdings Inc. bought 23,255,814 Class A shares at $0.00645 per share for a total of $150,000 –50% of CDM location purchased value.

During the six months ended June 30, 2021, the Company sold 3,095,000 shares of Class A common stock for $154,750 at $0.05 per share to various investors.

Between July 1, 2021 and September 30, 2021, the Company received approximately $1,930,000 of proceeds related to the sale of 38,652,600 shares of its Class A common stock to various purchasers at a price of $0.05 per share.

The Registrant made no offers or sales of any securities between September 30, 2021 and November 10, 2021.

Between November 11, 2021 and December 21, 2021, the Company sold 2,820,000 shares of Class A common stock to various purchasers at a price of $0.05 per share.

All of the offers and sales set forth above by Registrant qualified for exemptions under Section 4(a)(2) of the Securities Act of 1933 since none of the issuances of shares involved a public offering as defined in Section 4(a)(2), or the offers and sale were made pursuant to an offering that qualified for an exemption from registration under Regulation A pursuant to a circular on Form 1-A (File No. 024-11518) which was qualified by the SEC on June 4, 2021 and which terminated on December 20, 2021.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are included herein or incorporated herein by reference:

1.1	Form of Underwriting Agreement	Previously filed
3.1	Certificate of Incorporation of Registrant (Delaware), dated July 27, 2022	Previously filed
3.2	Bylaws of Registrant (Delaware)	Previously filed
4.1	Specimen Common Stock Certificate (Delaware)	Previously filed
4.2	Form of Representative’s Warrant	Previously filed
5.1	Opinion of K&L Gates LLP	Filed herewith
10.1	Share Exchange Agreement, dated May 7, 2018 by and among Capax, Reborn and each of the RB shareholders	Previously filed
10.2	Form of Letter Agreement (Lockup) by and among Registrant, officers and directors of Registrant and EF Hutton	Previously filed
10.3	Form of Director and Officer Indemnity Agreement	Previously filed
10.4	Shopping Center Lease by and between Reborn Global Holdings, Inc. and La Floresta Regency, LLC, effective July 25, 2016.	Previously filed
10.5	Standard Industrial/Commercial Multi-Tenant Lease, as amended, by and between Reborn Global Holdings, Inc. and Foothill Crescenta, LLC, effective December 6, 2016.	Previously filed
10.6	Shopping Center Lease by and between Reborn Global Holdings, Inc. and Sibling Associates, LLC, effective July 12, 2017.	Previously filed
10.7	Standard Lease by and between Reborn Global Holdings, Inc. and El Toro, LP, effective February 12, 2021.	Previously filed
10.8	Form of Subscription Agreement (Regulation A+ Offering).	Previously filed
10.9	Consulting Agreement by and between the Company and Kevin Hartley, effective September 15, 2021,	Previously filed
10.10	Amendment to Share Exchange Agreement, dated January 25, 2022, by and among Reborn Coffee Inc., Andrew Weeraratne and each of the former shareholders of Reborn Global Holdings, Inc., a California corporation.	Previously filed
10.11	Offer of Employment by and between the Company and Stephan Kim, dated July 27, 2022.	Previously filed
21.1	Subsidiaries of Registrant	Previously filed
23.1	Consent of Auditor	Previously filed
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)	Filed herewith
24.1	Power of Attorney	Previously filed
107	Filing Fee Table	Previously filed

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brea, State of California, on August 10, 2022.

Reborn Coffee, Inc.

By:	/s/ Jay Kim
Name:	Jay Kim
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay Kim	Chief Executive Officer (Principal Executive Officer)	August 10, 2022
Jay Kim

/s/ Stephan Kim	Chief Financial Officer (Principal Financial and Accounting Officer)	August 10, 2022
Stephan Kim

/s/ Farooq M. Arjomand	Chairman of the Board of Directors	August 10, 2022
Farooq M. Arjomand

/s/ Dennis R. Egidi	Vice Chairman of the Board of Directors	August 10, 2022
Dennis R. Egidi

/s/ Sehan Kim	Director	August 10, 2022
Sehan Kim

/s/ Hannah Goh	Director	August 10, 2022
Hannah Goh